Execution Version

Exhibit 10.56

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IP ACQUISITION AGREEMENT

This IP ACQUISITION AGREEMENT (this “Agreement”), dated as of November 21, 2022 (the “Effective Date”), is made by and between OBSEVA, SA, a Swiss corporation having its principal place of business at Chemin des Aulx, 12, 1228 Plan-les-Ouates, Geneva, Switzerland (“Seller”), and XOMA (US) LLC, a Delaware limited liability company having its principal place of business at 2200 Powell Street, Suite 310, Emeryville, CA 94608 (“Buyer”).

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s right, title, and interest in and to certain Acquired Patents (as defined below) and Acquired Know-How (as defined below) and obtain an assignment of the Licenses (as defined below), in each case, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Purchase of Assets and Assumption of Licenses. Subject to the terms and conditions set forth herein, Seller hereby irrevocably sells, assigns, transfers, and conveys to Buyer, and Buyer hereby accepts, all right, title, and interest in and to the following (collectively, the “Acquired Rights”):
(a)the patents and patent applications listed in Schedule 1, and all patents that issue from such patent applications, and all continuations, and continuations-in-part, and divisionals, and extensions, and substitutions, and reissues, and re-examinations, and renewals, of any of the foregoing, and rights to apply for new patents with respect to any of the foregoing (“Patents”), and any other patents or patent applications that claim a benefit or priority from any Patents, and inventions disclosed and claimed in any of the foregoing (collectively, the “Acquired Patents”);
(b)all Know-How as defined in the Organon License (as defined below) that is owned or has been developed by Obseva relating to the subject matter of the Organon License and/or the Merck Serono License (as defined below), including, but not limited to the general description of same set forth in Schedule 2 (collectively, the “Acquired Know-How”);
(c)those certain license agreements listed on Schedule 3 (individually, the “Organon License” and the “Merck Serono License”) and all other licenses and similar contractual rights reasonably necessary for the use, exploitation, or commercialization of the Acquired Patents (collectively with the Organon License and Merck Serono License, the “Licenses”);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)all milestones, royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller under the Licenses;
(e)all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, breach, or default; and
(f)all other rights, privileges, and protections of any kind whatsoever of Seller accruing under any of the foregoing provided by any applicable law, treaty, or international convention throughout the world.
2.Assumption of Licenses/No Liabilities. Subject to the terms and conditions set forth herein, Buyer hereby accepts Seller’s assignment of the Licenses, assumes all of Seller’s duties and obligations under the Licenses, and agrees to pay, perform, and discharge, as and when due, all of the liabilities and obligations of Seller under the Licenses accruing after the Effective Date, but only to the extent that such liabilities and obligations do not relate to any breach, default, or violation by Seller on or prior to the Effective Date (the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer neither assumes nor is otherwise liable for any obligations, claims, or liabilities of Seller of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereafter arising (collectively, “Excluded Liabilities”), including, for the avoidance of doubt, any obligations, claims, or liabilities arising from or in connection with any circumstances, causes of action, breach, violation, default, or failure to perform by or of Seller with respect to the Licenses on or prior to the Effective Date.
3.Purchase Price.
(a)The aggregate purchase price for the Acquired Rights shall be FIFTEEN MILLION US Dollars (US$15,000,000) (the “Purchase Price”).
(b)At Closing, Buyer shall pay, or cause to be paid, the Purchase Price, minus the Expense Reimbursement Amount in accordance with Section 12, to Seller. Payment shall be made in US dollars by wire transfer of immediately available funds to Seller’s bank account identified in the wire transfer instructions previously provided to Buyer.

If Buyer fails to make timely and proper payment of the Purchase Price, Seller may terminate this Agreement effective immediately on written notice to Buyer.

(c)Earn-out Payments. As additional consideration for Buyer’s purchase of the Acquired Rights, at such times as provided in Section 3(d), Buyer (or, at the direction

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

of Buyer, a designee of Buyer so long as Buyer remains an obligor thereof) shall pay to Seller during the term of the Licenses the following amounts (each, an “Earn-Out Payment” and collectively, the “Earn-Out Payments”):

(i)[*] of all future Non-Sales Milestones payable to Buyer under section 7.2(a) of the Organon License; and
(ii)[*] of all future Sales-Based Milestones #[*] and #[*] payable to Buyer under section 7.3(a) of the Organon License (i.e., the Sales Milestones payable upon Net Sales in a given calendar year equaling or exceeding [*] and the Sales Milestones payable upon Net Sales in a given calendar year exceeding [*]).

For purposes of this Section 3(c), terms used and not otherwise defined herein shall have the meanings set forth in the Organon License.

(d)Timing of Payment of Earn-out Payments. Subject to Section 3(e), each Earn-out Payment that Buyer is required to make pursuant to Section 3(c) hereof shall be paid in full no later than [*] business days following the date upon which Buyer receives any of the payments specified therein pursuant to the Organon License.
(e)Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 3, the amount of any Losses of a Buyer Indemnified Party that are determined by a final and enforceable decision to be due and payable to such Buyer Indemnified Party by Seller in accordance with Section 8 of this Agreement.
(f)No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Buyer or any of its affiliates, (ii) Seller shall not have any rights as a securityholder of Buyer or any of its affiliates as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.
(g)Interest on Late Payments. If Seller does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Seller until the date of payment at the per annum rate of [*] over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable laws, whichever is lower, with such interest compounded quarterly.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(h)Audit Rights. Following the Effective Time and continuing thereafter through the term of the Licenses, Buyer shall maintain reasonably complete and accurate records in sufficient detail to permit Seller to confirm the receipt of the milestone events under the Organon License. Upon reasonable prior written notice, in any event no less than [*] days prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with Buyer’s business activities for a period of [*] years from the end of the calendar year to which they pertain, and not more often than once each calendar year, by an internationally-recognized independent certified public accountant selected by Seller and reasonably acceptable to Buyer, for the sole purpose of verifying the accuracy of any payments due under this Agreement. Once examined, such records shall no longer be subject to further examination. Any such auditor shall not disclose Buyer’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [*] days from the accountant’s report, plus interest (as set forth in Section 3(f)) from the original due date. Seller shall bear the full cost of such audit unless such audit discloses a failure by Buyer to pay any amount due for the audited period, in which case Buyer shall bear the full cost of such audit.
4.Closing and Deliverables. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will occur on the date hereof, immediately after the execution of this Agreement, and will take place by the exchange and release of pdfs of manually executed signature pages delivered by e-mail or other electronic means.
(a)At or prior to the Closing, Seller shall deliver to Buyer the following:
(i)an assignment in the form of Exhibit A (the “Assignment”) and duly executed by Seller, transferring all of Seller’s right, title, and interest in and to the Acquired Rights to Buyer;
(ii)the complete prosecution files, including original granted patents, for all Acquired Patents in such form and medium as reasonably requested by Buyer, together with a list of local prosecution counsel contacts, and all such other documents, correspondence, and information as are reasonably requested by Buyer to register, prosecute to issuance, own, enforce, or otherwise use the Acquired Rights, including any maintenance fees due and deadlines for actions to be taken concerning prosecution and maintenance of all Acquired Patents in the [*] period following the date hereof;
(iii)all documents and files (whether paper or stored electronically) in Seller’s possession that describe, contain or reflect (x) the Acquired Know-How

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and (y) the Merck Serono Know-How as defined in the Merck Serono License, including writings, drawings, graphs, charts, photographs, sound recordings, images, and other data or data compilations experimental data and results, assay protocols, designs, formulas, experimental procedures and specifications; and

(iv)a consent in the form of Exhibit B and duly executed by JGB (Cayman) Port Ellen Ltd. with respect to the consummation of the transactions contemplated by this Agreement.
(b)Substantially simultaneously with the Closing, and in any event, no later than by the end of the business day on which the Closing occurs, Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that Seller has paid each payee of an account payable the amount set out opposite its name in Schedule 4, unless otherwise noted therein.
(c)At the Closing, Buyer shall pay to Seller the Purchase Price, minus the Expense Reimbursement Amount, in accordance with Section 3(b) and Section 12.
5.Further Assurances; Recordation; Covenants.
(a)From and after the date hereof, each of the parties hereto shall, at their own expense, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.
(b)No later than the end of the business day on which the Closing occurs, Seller shall pay each payee of an account payable the amount set out opposite its name in Schedule 4 (unless otherwise noted therein) and provide confirmation of each such payoff, as applicable, to Buyer in a form acceptable to Buyer in its reasonable judgment.
(c)Without limiting the foregoing, and without limiting Section 4(a), Seller shall execute and deliver to Buyer, such assignments and other documents, certificates, and instruments of conveyance in a form satisfactory to Buyer and suitable for filing with the United States Patent and Trademark Office (“USPTO”) and the registries and other recording governmental authorities in all applicable jurisdictions (including with respect to legalization, notarization, apostille, certification, and other authentication) as reasonably necessary to record and perfect the Assignment, and to vest in Buyer all right, title, and interest in and to the Acquired Rights in accordance with applicable law. As between Seller and Buyer, Buyer shall be responsible, at Buyer’s expense, for filing the Assignment, and other documents, certificates, and instruments of conveyance with the applicable governmental authorities; provided that, upon Buyer’s reasonable request,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Seller shall take such steps and actions, and provide such cooperation and assistance, at Seller’s expense, to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Acquired Rights to Buyer, or any of Buyer’s successors or assigns.

(d)Seller acknowledges that under the terms and conditions of the Licenses, Buyer, as the assignee thereof, is obligated to be a member of and participate in joint advisory committees, to have alliance managers, and to otherwise have skilled and knowledgeable representation with respect to its activities with its counterparties under and in furtherance of the Licenses (collectively, the “Representative Activities”). As such, to assist Buyer in the performance and assumption of the Representative Activities, Seller shall, at no charge to Buyer, make available to Buyer on a transition basis those of Seller’s personnel who have represented Seller in connection with the Representative Activities, and, if requested by Buyer, such personnel shall represent Buyer in connection with such Representative Activities for a period of not more than [*] following the Effective Date (as may be shortened or lengthened as mutually agreed upon by the parties). In all cases such personnel shall represent Buyer in good faith, to the best of their abilities, and in the same manner as such personnel represented Seller in connection with the Representative Activities prior to the Effective Date. Such personnel shall work in conjunction and consult with Buyer in connection with their participation in all Representative Activities and will strictly follow any feedback or instructions given by Buyer with respect to the Representative Activities. Such personnel shall not undertake any activities which would cause Buyer to breach any License. Buyer shall transition all Representative Activities to personnel of Buyer within [*] after the Effective Date. All information learned or observed by Seller’s personnel in the course of performing the Representative Activities is and will be deemed to be Buyer’s confidential information.
(e)Within [*] after the Effective Date, Seller shall, and shall cause its affiliates to, without additional compensation, disclose and make available to Buyer or its designee, in electronic or hard copy form, as Buyer may reasonably request, all Acquired Know-How and Merck Serono Know-How to the extent not already delivered at Closing pursuant to Section 4(a)(iii). In connection with such transfer, Seller, in a timely manner and at no charge to Buyer, shall assist Buyer in the use and understanding of the Acquired Know-How and Merck Serono Know-How, including providing technical assistance and making its technical personnel available to Buyer or its designee. Without prejudice to the generality of the foregoing, if visits of Seller’s representatives to Buyer’s or its designee’s facilities are reasonably requested by Buyer for purposes of transferring the Acquired Know-How and Merck Serono Know-How or for purposes of Buyer acquiring expertise on the practical application of such Acquired Know-How and Merck Serono Know-How or assisting on issues arising during the exploitation of any Acquired Know-How and Merck Serono Know-How, Seller shall send appropriate representatives to Buyer’s or its designee’s facilities [*]. Notwithstanding the foregoing, Seller’s

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

assistance shall not exceed [*] during such [*] period without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)Notwithstanding the transfer and assignment of the Acquired Rights from Seller to Buyer, Seller shall, [*], perform any and all [*] obligations applicable to or binding on Buyer under the Licenses, including, without limitation, [*] (as such terms are defined in the Organon License) in accordance with all of the terms and conditions set forth in the Organon License as if Seller continued to be a party thereto. Seller shall continue to fulfill all of its obligations under, and shall not breach, that certain [*] Agreement between Seller and Organon International GmbH (“Organon”) dated [*] (the “Organon [*] Agreement”). In connection with Seller’s obligation to [*], Buyer hereby grants to Seller a royalty-free, fully paid-up, worldwide, non-exclusive license, with the right to grant sublicenses, under the Acquired Rights solely for [*] pursuant to the Organon License [*].
6.Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 6 are true and correct as of the date hereof, except as set forth in the correspondingly numbered sections of the Seller disclosure schedules, attached hereto. For purposes of this Section 6, “Seller’s knowledge,” “knowledge of Seller,” and similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.
(a)Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary power and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by all applicable laws, rules, regulations and orders of any governmental authority applicable to Seller or any of its properties or assets.
(b)Authority of Seller; Enforceability. Seller has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary organizational action of Seller and no other act or proceeding on the part of Seller is necessary to authorize the execution, delivery, or performance by Seller of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Seller will each constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Seller; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation; (iii) conflict with, or result in (with or without notice or lapse of time or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under, any contract or other instrument to which this Agreement or any of the Acquired Rights are subject (including any License); or (iv) result in the creation or imposition of any encumbrances on the Acquired Rights. No consent, approval, waiver, or authorization is required to be obtained by Seller from its stockholders or any other person, group of persons, or entity (including any legal or governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement, or to enable Buyer to register, own, and use the Acquired Rights.
(d)Ownership. Except as set forth on Schedule 1, Seller is the exclusive owner of all right, title, and interest in and to the Acquired Patents and Acquired Know-How, free and clear of all title defects or objections, liens, security interests, and other encumbrances. Seller is in full compliance with all legal requirements applicable to the Acquired Rights and Seller’s ownership and use thereof.
(e)Patents and Applications. Schedule 1 contains a correct, current, and complete list of all patents and patent applications related to the Licenses, including the Acquired Patents and the Merck Serono Patents (as defined in the Merck Serono License), specifying as to each, as applicable, the title, the record owner, the jurisdiction in which it has been issued or filed, the patent number or application serial or publication number, and the issue or application filing date. All required filings and fees related to the Acquired Patents listed on Schedule 1 have been timely filed with and paid to the USPTO and other relevant governmental authorities and authorized registrars, and all such patents and patent applications have at all times been and remain in good standing. Seller has provided Buyer with true and complete copies of all documents, certificates, office actions, responses, correspondence, and other filings and materials related to all such Acquired Patents. Seller has satisfied, and will continue to satisfy, all of its obligations to the inventors of the Acquired Patents (if any).
(f)Know-How. Seller has taken commercially reasonable steps to protect the rights of Seller in the Acquired Know-How and, except under confidentiality obligations contained in the Licenses, there has not been any disclosure by Seller of any Acquired Know-How to any third party.
(g)Validity and Enforceability. No claim in any of the Acquired Patents has been deemed invalid by a court of competent jurisdiction, and the Acquired Patents are subsisting, and enforceable by Seller in all applicable jurisdictions. The Acquired Patents

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

are not subject to any pending or threatened (in writing) challenge or claim to their validity, subsistence, or enforceability. Without limiting the foregoing, neither the inventors of the Acquired Patents nor their counsel (i) intentionally failed to disclose any material, non-cumulative prior art references to the United States Patent and Trademark Office (the “PTO”) or any foreign patent offices requiring such disclosure in connection with the prosecution of any Acquired Patents, (ii) made any material misstatements or misrepresentations to the PTO or any foreign patent offices in connection with the prosecution of any of the Acquired Patents, or (iii) engaged in any act or omission inconsistent with the duty of candor to the PTO. The inventions and discoveries described in the Acquired Patents were made solely by the inventors named in the Acquired Patents, without misappropriation of any trade secrets, confidential information, or other rights of any person. The inventors named in the Acquired Patents that are employees or agents of Seller had no obligation to assign the inventions claimed by the Acquired Patents to any third party based on any form of employment and/or consulting agreement or relationship. Seller is not aware of any prior art that must be disclosed to any governmental office in which a given patent application has been filed (based on relevant disclosure obligations). Seller and those authorized by Seller to make, offer for sale, sell or import into the United States any article covered by the Acquired Patents have complied with the marking provisions of 35 U.S.C. section 287(a) with respect to the Acquired Patents.

(h)Legal Actions. There are no actions (including any US Patent Trial and Appeal Board proceedings or European Opposition Proceedings) settled, pending, or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the intellectual property rights of any third party based on the use or exploitation of any Acquired Rights; (ii) challenging the validity, patentability, enforceability, issuance, inventorship or ownership of any Acquired Patents or Acquired Know-How or Seller’s rights with respect thereto; or (iii) by Seller alleging any infringement, misappropriation, or other violation by any third party of any Acquired Rights.
(i)Licenses. Seller has provided Buyer with true and complete copies of all Licenses (or in the case of any oral agreements, a complete and accurate written description thereof), including all modifications, amendments, and supplements thereto and waivers thereunder. Each License is valid, binding, in full force and effect, and enforceable between Seller and the other parties thereto, and neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any License, or has provided or received any written notice of breach of, default under, or any actual or intended termination of any License, nor to Seller’s knowledge, is there any basis to provide or receive any such notice. Seller has not received any written notice from Organon or any affiliate thereof that Organon intends to wind-down, limit, or suspend its commercialization activities under the Organon License or otherwise take any action that would adversely effect the sale of Licensed Products (as defined in the Organon License), nor is Seller aware of any basis

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

for such conduct or any such notice. Seller has not waived or relinquished any rights under any License.

(j)Accounts Payable. There are no liabilities, debts, claims or obligations of any nature of Seller, whether known, unknown, accrued, absolute, direct or indirect, contingent, determined, determinable or otherwise, whether due or to become due, except (i) the convertible notes issued to JGB (Cayman) Port Ellen Ltd. and (ii) the accounts payable set forth on Schedule 4.
7.Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 7 are true and correct as of the date hereof, except as set forth in the correspondingly numbered sections of the Buyer disclosure schedules, attached hereto.
(a)Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all applicable governmental authorities, required to own its property and conduct its business as now conducted.
(b)Authority of Buyer; Enforceability. Buyer has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary organizational action of Buyer, and no other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery, or performance by Buyer of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Buyer will each constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms.
(c)No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Buyer; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation; or (iii) conflict with, or result in (with or without notice or lapse of time, or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under, any contract or other instrument to which this Agreement is subject. No consent, approval, waiver, or authorization is required to be obtained by Buyer from

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement.

8.Indemnification.
(a)Survival. Subject to Section 8(a)(i) and 8(a)(ii) hereto, all representations and warranties contained herein and all related rights to indemnification shall continue in full force and effect until 11:59 p.m. (Eastern time) on the date that is [*] from Closing. The covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms.
(i)The representations and warranties of Seller in [*] shall survive [*] following the Closing; and
(ii)The representations and warranties of Buyer in [*] shall survive [*] following the Closing.

Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) if an indemnification claim is made prior to the expiration of the applicable survival period in accordance with the terms of this Section 8, then such applicable representation, warranty, covenant or agreement shall survive as to such claim until all Losses (as defined below) arising out of or resulting from such claim have been fully paid in accordance with the terms of this Agreement, and (ii) none of the survival periods or limitations contained in this Section 8 shall apply to any claims relating to fraud or intentional misrepresentation.

(b)Agreement to Indemnify. Each party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other party, its affiliates, and their respective shareholders, directors, officers, and employees (each, an “Indemnified Party”) from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (collectively, “Losses”) arising out of or in connection with (i) any breach or alleged breach of any representation, warranty or certification made by the Indemnifying Party in, or pursuant to, this Agreement, (ii) any breach or default by the Indemnifying Party in respect of any covenant or agreement made by the Indemnifying Party in this Agreement, (iii) any Excluded Liabilities, and (iv) any third-party claim, suit, action, or proceeding (each, a “Third-Party Claim”) arising on or after the date hereof and asserted against the Indemnified Party relating to the transactions contemplated in this Agreement, as applicable.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)Limitations. Notwithstanding anything in this Agreement to the contrary, the aggregate amount required to be paid by the Indemnifying Party to the Indemnified Party under Section 8(b)(i) for any breach or alleged breach of any representation, warranty or certification, or pursuant to, this Agreement shall not exceed an amount equal to [*], provided, however, that the limitation set forth in this Section 8(c) shall not be applicable to claims for fraud or intentional misrepresentation.
(d)Indemnification Procedures.
(i)Notice of Claim. An Indemnified Party may assert a claim for indemnification, whether for its own Losses or for Losses incurred by any other Indemnified Party by giving the Indemnifying Party written notice thereof (“Notice of Claim”). Each Notice of Claim given pursuant to this Section 8(d) shall contain a description, in reasonable detail to the extent known to the Indemnified Party, of the facts, circumstances or events giving rise to such claim, together with (to the extent in the Indemnified Party’s possession and permitted by applicable law) copies of any formal written demand or complaint from any third party claimant and an estimate of the amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. No failure or delay on the part of the Indemnified Party in giving the Indemnifying Party a Notice of Claim shall relieve, waive or otherwise release Seller from any of its obligations under this Section 8 unless (and then only to the extent that) the Indemnifying Party is adversely and materially prejudiced thereby in terms of the amount of Losses for which such Indemnifying Party is obligated to indemnify the Indemnified Party, and then, only to the extent of such prejudice.
(ii)Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party Notice of Claim with respect thereto. The Indemnifying Party shall have [*] days after its receipt of such Notice of Claim to respond in writing to such Direct Claim. During such [*]-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If Seller does not so respond within such [*]-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. To object to all or a portion of any Direct Claim

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

made in a Notice of Claim, the Indemnifying Party must deliver a written objection to the Buyer Indemnified Party within [*] business days after receipt of such Notice of Claim expressing such objection and explaining in reasonable detail and in good faith the basis therefor (an “Objection Notice”). Following receipt by the Indemnified Party of the Objection Notice, if any, the Indemnified Party and the Indemnifying Part shall promptly, and within [*] business days, meet to attempt to resolve the rights of the respective parties that is the subject of the Objection Notice. If the Indemnifying Part and the Indemnified Party resolve the dispute, then as promptly as practicable (and in any event within [*] Business Days) following the resolution of the Direct Claim, the Indemnified Party and the Indemnifying Part shall execute and deliver a memorandum setting forth the aggregate Dollar amount of such Losses payable to the Indemnified Party (the “Stipulated Amount”), and such Stipulated Amount shall be paid in the manner set forth in Section 8(e). In the event that the Indemnified Party and the Indemnifying Part do not execute a memorandum as contemplated above within [*] business days of receipt by the Indemnified Party of the Objection Notice, then the Buyer Indemnified Party may commence an action to resolve such dispute and enforce its rights with respect thereto in any court available therefor (such action, a “Litigated Dispute”). Upon the resolution of a Litigated Dispute, the amount awarded to the Indemnified Party, if any, in such Litigated Dispute (the “Award Amount”) shall be paid in the manner set forth in Section 8(e).

(iii)Third-Party Claims. Any claim by an Indemnified Party on account of Losses resulting from a Third-Party Claim shall be asserted by the Indemnified Party giving the Indemnifying Part a Notice of Claim with respect thereto. The Indemnifying Part shall promptly assume control of the defense and investigation of the Third-Party Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall fully cooperate with the Indemnified Party in connection therewith, in each case at the Indemnified Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Third-Party Claim, with counsel of its own choosing and at its own cost and expense. the Indemnifying Party shall not settle any Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Part fails or refuses to assume control of the defense of such Third-Party Claim, the Indemnified Party shall have the right, but no obligation, to defend against such Third-Party Claim, including settling such Third-Party Claim after giving notice to Seller, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 8(d), nor any act or omission of the Indemnified Party in the defense or settlement of any Third-Party Claim shall relieve Seller of its obligations under this Section 8, including with respect to any Losses, except to the extent that Seller can demonstrate that it has been materially prejudiced as a result thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)Payment of Losses. With respect to any Losses for which an Indemnified Party is entitled to indemnification, any and all payments in respect of such Losses shall be satisfied, in whole or in part and at such Indemnified Party’s election, by: (i) in the case of the Seller, setting off such Losses against any Earn-out Payments that become payable to Seller in accordance with the provisions of Section 3(e), as applicable, or (ii) wire transfer of immediately available funds from the Indemnifying Party within ten (10) business days after such amounts are finally determined to be due and payable to such Indemnified Party.
9.Equitable Remedies. Each party acknowledges that (a) a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy; and (b) if a breach or a threatened breach by each party of any such obligations occurs, the other party will, in addition to any and all other rights and remedies that may be available to such party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security; or (ii) prove actual damages or that monetary damages will not afford an adequate remedy.
10.Confidentiality.
(a)Confidentiality and Use. Seller agrees: (i) not to use any information that is of a sensitive, proprietary, or confidential nature, whether written or oral, concerning the Acquired Rights, other than as strictly necessary to exercise its rights or perform its obligations under this Agreement; (ii) not to use any such information, directly or indirectly, in any manner to the detriment of Buyer or to obtain any competitive advantage relative to Buyer; and (iii) to maintain such information in strict confidence, and not to disclose such information without Buyer’s prior written consent. Both parties agree to comply with the confidentiality obligations contained in the Licenses. The Mutual Non-Disclosure Agreement between Buyer and Seller dated [*], is hereby superseded in its entirety by the provisions of this Section 10.
(b)Compelled Disclosures. If either party is compelled to disclose any information with respect to the financial terms of this Agreement, or Seller is compelled to disclose any information that is of a sensitive, proprietary, or confidential nature concerning the Acquired Rights, by judicial or administrative process or by other requirements of law, such party shall: (i) promptly notify the other party in writing; (ii) disclose only that portion of such information that it is advised by counsel in writing is legally required to be disclosed; and (iii) use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)Permitted Disclosures. Notwithstanding anything to the contrary in this Section 10, each party shall be permitted to disclose any information with respect to this Agreement (i) to the extent required by applicable law, applicable regulations, or applicable rules of any stock exchange or quotation system on which Buyer, Seller, or any of their respective affiliates lists or trades securities from and after the date hereof, and (ii) to their respective representatives as necessary in the ordinary course of business (as long as such persons agree to or are bound by contract or professional obligation to keep the terms of this Agreement confidential and not use any such terms except as necessary in connection with such ordinary conduct).
11.Miscellaneous.
(a)Interpretation. For purposes of this Agreement, (i) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is intended to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein are intended to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
(b)Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient; and (iv) on the day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage prepaid). Such communications must be sent to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b):
If to Seller:	Address:	Chemin des Aulx, 12, 1228 Plan-les-Outes, Geneva, Switzerland

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

	Facsimile: Email: Attention:	+41 (0)22 884 1556 [*] Chief Financial Officer
If to Buyer:	Address: Email: Attention:	2200 Powell Street, Suite 310 [*] Chief Financial Officer

(c)Entire Agreement. This Agreement, together with Licenses and the documents to be delivered hereunder, and all related exhibits and schedules, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
(d)Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
(e)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
(f)Governing Law; Venue. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the Borough of Manhattan and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such legal suit, action, or proceeding.
(g)Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.
(h)Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; and any single or partial exercise of any right, remedy, power, or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
12.Expense Reimbursement. Seller agrees to reimburse Buyer for up to [*] of expenses incurred by Buyer in connection with the transactions contemplated by this Agreement (the “Expense Reimbursement Amount”). Such Expense Reimbursement Amount shall be set off from the Purchase Price in accordance with Section 3(b).

[signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

OBSEVA S.A.

By:	/s/ Will Brown
Name:	Will Brown
Title:	Chief Financial Officer

XOMA (US) LLC

By:	/s/ James R. Neal
Name:	James R. Neal
Title:	Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.